EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Applied Materials, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Applied Materials, Inc. (the Company) of our report dated December 12, 2008, with respect to the consolidated balance sheets of the Company as of October 26, 2008 and October 28, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 26, 2008, the related financial statement schedule, and to the effectiveness of internal control over financial reporting as of October 26, 2008, which reports appear in the October 26, 2008 annual report on Form 10-K of the Company.

As discussed in note 9 to the consolidated financial statements, effective October 29, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in note 1 to the consolidated financial statements, effective October 28, 2007, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

As discussed in note 1 to the consolidated financial statements, effective October 31, 2005, the Company adopted the provisions of SFAS 123(R), Share-Based Payment.

/s/ KPMG LLP

Mountain View, California
July 27, 2009